                                                                   EXHIBIT 10.58
                               SUPPLY AGREEMENT
                               ----------------


        This Supply Agreement ("Agreement") is made and entered into as of May 13th, 1997, by and among Coinmach Corporation ("Coinmach") and Super Laundry Equipment Corporation ("Super Laundry") (Coinmach and Super Laundry being collectively referred to herein as "Buyer"), and Raytheon Appliances, Inc., a Delaware corporation ("Seller").

                                  WITNESSETH
                                  ----------

        WHEREAS, Buyer is in the business of providing vended and non-vended laundry equipment services for multi-family housing units, and is also a distributor of laundromat equipment and turnkey laundromat stores; and

        WHEREAS, Buyer wishes to assure itself of an ongoing business relationship with Seller beneficial to Buyer in terms of assuring that Buyer has access in sufficient quantities to the Seller's latest products and technology in the Buyer's business, and other complementary benefits; and

        WHEREAS, SAS Acquisitions, Inc. ("SAS") and Solon Automated Services, Inc. ("Solon"; SAS and Solon are each a predecessor-in-interest to Coinmach Corporation) previously entered into a Supply Agreement with Speed Queen Company (a predecessor-in-interest to Seller), dated as of July 26, 1995 (the "Existing Supply Agreement"), in which it was anticipated that Coinmach Corporation and certain of its subsidiaries could, in the future, become entitled to the benefits accruing to SAS as a "Buyer" under the Existing Supply Agreement; and

        WHEREAS, Coinmach Corporation has subsequently succeeded to the rights and interests of SAS and Solon under the Existing Supply Agreement, and has, either directly or through its affiliated entities which are also parties to this Agreement, consummated a series of substantial acquisitions which have materially increased the laundry equipment purchasing requirements of Buyer hereunder from the purchasing requirements which were applicable at the time the Existing Supply Agreement was entered into; and

        WHEREAS, Buyer and Seller hereunder now desire to enter into this Agreement, pursuant to which Buyer will purchase its requirements of the Products (as defined herein) from Seller, in replacement of the Existing Supply Agreement, in order to extend the term of the relationship between Buyer and Seller, to put into effect the current pricing structure as reflected on Exhibits A and B attached hereto (taking into account the present volume requirements, and reflecting appropriate current volume discounts, applicable to Buyer's current operations), and to include certain existing affiliates of Coinmach Corporation directly as Buyer under this Agreement.

        NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.  Requirements Contract - For the term hereof (as defined in Section
            ---------------------
10), so long as Seller is a manufacturer of the Products defined in Section 2 herein and so long as Buyer leases and/or operates premises on which one or more coin-operated or card-operated washing machines and/or dryers are located; and/or is an authorized distributor for Seller's Products in one or more territories, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Buyer's requirements of Products on the terms and conditions contained herein. In the event Buyer wishes to lease Products, Buyer further agrees to specify to the lessor that such Products must be purchased from Seller.

        2.  Definition of Products - For purposes of this Agreement, the parties
            ----------------------
agree that the following are the defined "Products" referenced in this Agreement;

            a. All coin-operated or card-operated washing machines and front load washers;

            b. All coin-operated or card-operated dryers, stacked dryers, and tumbler dryers;

            c. All new replacement and new repair parts for any and all of Seller's coin-operated or card-operated washing machines, dryers, frontload washers, stacked dryers and tumbler dryers owned by, leased to or serviced by Buyer.

        3.  Price - The current prices to be charged Buyer for the current
            -----
formulations of the Speed Queen branded products are those set forth in Exhibit A and Huebsch branded products are those set forth in Exhibit B attached hereto and by this reference made a part hereof. The current prices to be charged Buyer for replacement and repair parts are those set forth in Seller's published parts price lists stated as either a net price or a suggested list price; however, if such price is listed as a suggested list price, Buyer shall be charged suggested list price less a 55% discount.

        The prices set forth in Exhibit A are stated as a net price and are FOB shipping point for tumblers and washer extractors; and freight prepaid on washers, dryers and stack dryers.

        The prices set forth in Exhibit B will be subject to Seller's Commercial Laundry Volume Rebate Program, attached hereto and by this reference made a part of Exhibit B; provided, however, Buyer's net purchases of serial numbered Speed Queen branded equipment and serial numbered Huebsch branded equipment will be combined for determining the percent (%) rebate, to be applied to Buyer's net purchases of Huebsch branded equipment, to determine the rebate amount to be paid quarterly by Seller to Buyer within thirty days following the end of each rebated period, which shall be the calendar quarters ended March, June, September and December. The rebate percent to be used to determine the amount paid for the first three quarters shall be based on Buyer's annualized net purchases of equipment for the quarter which will be calculated by taking Buyer's net purchases of equipment for the quarter times four (4). The rebate paid for the fourth quarter ended December, will reflect any adjustments necessary (either up or down) to reflect rebates earned on an annual basis. The prices set forth in Exhibit B are stated on a FOB shipping point basis, except Seller will prepay freight on orders of 42 or more units of Seller's washers and dryers (21 or more for stacked dryers) for shipments within the continental United States. Further, Seller agrees to establish a Merchandising Fund for Huebsch branded equipment invoiced which Buyer may present claims for reimbursement by Seller subject to the Merchandising Fund Policy as set forth in Exhibit C.

        Seller reserves the right to select the carrier and shipping point for Products. Payment terms shall be ninety (90) days from date of invoice; provided, however, that Seller retains the right to adjust payment terms in the event that Buyer fails to maintain its timeliness of payment in all material respects.

        4.  Rights with Respect to Future Prices - Seller shall have the right
            ------------------------------------
to change the prices charged Buyer for Products upon sixty (60) days prior written notice. The percentage increases in prices by Seller shall not exceed the percentage price increases which are implemented with respect to Seller's other route customers as documented by Seller's published manufacturer's list prices. In any event, increases in price by Seller shall not exceed three percent (3%) annually, for the first three years this Agreement is in effect.

        5.  Competitive Product - In consideration of Seller's agreement to
            -------------------
provide significant volume-based discount pricing, Buyer agrees to purchase at least 80% of its needed Products from Seller during the term of the Agreement. In addition, if (a) Seller is unable to deliver Products which Buyer has ordered within forty-five (45) days of the date such Products would be shipped in the ordinary course of Seller's business, and (b) such order is in an amount customarily ordered by Buyer, Buyer has the right to instead purchase a like number of pieces of equipment of comparable grade and quality from Seller's competitors.

        6.  Technical Support - Seller will commit resources to work directly
            -----------------
with Buyer on projects mutually beneficial to both parties, including but not limited to audit control, electronic display, card-actuated washers and dryers and stacked frontload washer/dryer combinations. This is required by Buyer to ensure timely response to competitive new product developments and to allow Buyer to be more competitive by offering more efficient customer friendly laundry equipment services.

        7.  Product Reliability - Buyer will share with Seller service history
            -------------------
and product reliability data which is readily available to Buyer concerning the performance of Seller's products.

        8.  Warranty - All Products sold to Buyer shall be sold to Buyer with
            --------
Seller's standard commercial limited parts warranties, unless otherwise specified by Seller and mutually agreed to by Buyer in advance of any sales; except, however, the Speed Queen branded Washers, Dryers and Stack Dryers shipped by Seller to Buyer on or after January 27, 1997 shall be sold to Buyer without warranty; provided, however, that Seller shall reimburse Buyer for any cost of material (but not labor) incurred by Buyer which is attributable to Seller's verified "Epidemic Failure" of component parts. An "Epidemic Failure" of a component part occurs when there is in excess of a 10% failure rate for the proceeding twelve (12) months for that component.

        9.  Default and Arbitration - Each of the following shall constitute an
            -----------------------
Event of Default under this Agreement:

            A. Default in the payment when due of any amount owed to either Party by the other under this Agreement, if such failure continues for a period of thirty days after payment was due;

            B. Default in the obligation to obtain all Products from Seller in the manner set forth in Sections 1, 2 and 5; and

            C.  Default in any of Seller's obligations to Buyer hereunder.

        Upon the occurrence and continuation of an Event of Default hereunder, Seller shall have the right to commence appropriate proceedings in any state or federal court located in Fond du Lac, Wisconsin, Buyer hereby agreeing that it irrevocably submits to the jurisdiction of such court and waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The foregoing notwithstanding, if there is a dispute arising out of any of the other terms of this Agreement, such dispute shall be immediately submitted to arbitration in Chicago, Illinois, by a retired judge provided by the Judicial Arbitration and Mediation Service in accordance of the commercial rules then in effect of the American Arbitration Association, and any award of such arbitration shall be final and binding upon the parties.

        10. Term - The initial term of this Agreement shall be three (3) years,
            ----
commencing on the date hereof and ending on May 31, 2000. This Agreement shall thereafter be automatically renewed for one (1) year terms (to December 31 of each year) until one party gives a written notice of non-renewal to the other party at least six (6) months prior to the termination date of any term or renewal term of this Agreement; provided, however, that this Agreement may be terminated at Buyer's option by providing Seller written Notice within thirty
(30) days following the occurrence of a Change of Control (hereinafter defined) affecting Seller. For purposes of this Agreement, a Change of Control regarding Seller shall be deemed to have occurred if all or substantially all of either the assets of Seller or a majority of the issued and outstanding capital stock representing the ownership interest in Seller is sold, transferred, or otherwise disposed of to any person; provided, however, that no Change of Control shall be deemed to have occurred if the person acquiring the stock or assets in Seller is either (1) in a manner similar to Seller, also an affiliate of Raytheon Company or (2) a non-North American manufacturer of appliances (whether or not such appliances include laundry equipment), or controls, is controlled by, or is commonly controlled with a non-North American manufacturer of appliances, and which entity has a net worth, determined in accordance with generally accepted accounting principles, of at least $250,000,000.

        11. Notice - Except as otherwise provided herein, any notice required
            ------
hereunder shall be in writing and shall be deemed to have been validly served, given, or delivered upon (a) deposit in the United States certified or registered mails, with proper postage prepaid, (b) deposit with a reputable overnight courier with all charges prepaid, or (c) delivery, if hand-delivered by messenger, all of which must be properly addressed to the party to be notified as follows:

             a.  If to Seller at:  Attn: President
                                   Raytheon Appliances Commercial Laundry
                                   Shepard Street
                                   P.O. Box 990
                                   Ripon, WI 54971-0990

                 with a copy to:   Attn:  Vice President Sales and Marketing
                                   Raytheon Appliances Commerical Laundry
                                   Shepard Street
                                   P.O. Box 990
                                   Ripon, WI 54971-0990

             b.  If to Buyer at:   Coinmach Laundry Corporation
                                   55 Lumber Road
                                   Roslyn, New York 11576
                                   Attn:  Mr. Robert M. Doyle

                 with a copy to:   Anderson, Kill & Olick , P.C.
                                   1251 Avenue of the Americas
                                   New York, New York 10020-1182
                                   Attn:  Ronald S. Brody, Esq.

or to such other address as each party may designate for itself by like notice.

            13.  Choice of Law - This Agreement shall be governed by the laws of
                 -------------
the State of Wisconsin.

            14.  Successors and Assigns - This Agreement shall be binding upon
                 ----------------------
and inure to the benefit of the parties hereto and their respective successors, legal representatives, and assigns.

            15. Counterparts Clause: Telecopy Execution - This Agreement may
                ---------------------------------------
be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

            16. Future Acquisitions - Buyer may, in the future, acquire other
                -------------------
route businesses from independent operators and operate such either under a new wholly-owned subsidiary (if such acquisition is structured as a stock purchase with the acquired corporation not thereafter being merged into one of the entities comprising Buyer) or under one of Buyer's existing operating entities (if such acquisition is structured as an asset purchase). In the event that Buyer consummates any such future acquisitions, Buyer or its applicable subsidiary shall remain entitled to the same benefits hereunder as if such person were a party, as an additional

"Buyer," to this Agreement, and in the event any such acquisition is structured as a stock purchase, resulting in a new wholly-owned or controlled subsidiary of Buyer, Buyer shall cause such new subsidiary to execute an agreement, in form and substance satisfactory to Seller, adopting the terms of this Agreement as a "Buyer" hereunder and agreeing to be bound by all the terms and provisions hereof; provided, however, that until such time as such new subsidiary has adopted this Agreement, Buyer shall cause such new subsidiary to abide and be bound by the terms hereof in the same manner as if such new subsidiary were a party hereto. However, in the event of a stock purchase in which Buyer's new subsidiary is already a party to a non-cancellable Supply Agreement, Buyer is not bound to cause such new subsidiary to execute an agreement adopting the terms of this Agreement. In the event that Buyer consummates one or more acquisitions which result, in the aggregate, in a twenty five percent (25%) increase in Buyer's annual purchasing requirements, as measured by Buyer's and Kwik Wash Laundries L.P.'s (Kwik Wash Laundries, L.P. was acquired by Coinmach Laundry Corporation, Buyers parent company, during the first quarter of 1997 and was subsequently merged into Coinmach) 1996 combined purchases which shall be deemed the base amount for determining whether Buyer's annual purchases have increased by twenty five percent (25%), Buyer and Seller shall mutually agree to reconsider whether the specific pricing established by Exhibit A and B attached hereto continues to be appropriate in light of Buyer's expanded operations.

        17. Complete Agreement - This Agreement, those documents expressly
            ------------------
referred to herein and other documents of even date herewith (i) embody the complete agreement and understanding among the parties, and (ii) supersede and preempt any prior summaries of terms and conditions, understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:                                  SELLER:

COINMACH CORPORATION,                   RAYTHEON APPLIANCES, INC.,
a Delaware corporation                  a Delaware corporation

   /s/ STEPHEN R. KERRIGAN                 /s/ THOMAS L'ESPERANCE
By:___________________________          By:_____________________________

       Chief Executive Officer                 PRESIDENT
Title:________________________          Title:__________________________


SUPER LAUNDRY EQUIPMENT CORPORATION,
a New York corporation

    /s/ STEPHEN R. KERRIGAN
By:___________________________

        Chief Executive Officer
Title:________________________